Exhibit 99.1

For Immediate Release

AFFINIA GROUP ANNOUNCES CONTINUED MARGIN

IMPROVEMENT FOR FISCAL YEAR 2009

ANN ARBOR, MICHIGAN, March 12, 2010 – Affinia Group Inc., an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, today reported its financial results for the fourth quarter and full year ended December 31, 2009.

2009 Year End

As previously announced, the Company sold its Commercial Distribution Europe segment on February 2, 2010. The Commercial Distribution Europe segment qualified as a discontinued operation for purposes of financial reporting for fiscal year 2009. Consolidated sales from continuing operations for the full year 2009 were $1.797 billion, as compared to $1.915 billion for 2008. The $118 million decrease in net sales was primarily a result of unfavorable foreign currency translation effects of $96 million.

Brake North America and Asia net sales were $593 million in 2009, a $65 million decrease compared to 2008. The decline in net sales was partially due to $14 million of unfavorable foreign currency translation. Additionally, softer demand for the Company’s brake products led to a decline in volume in 2009.

Net sales in Filtration products for 2009 were $713 million compared to $727 million in 2008. The $14 million reduction in net sales was attributable to $47 million in unfavorable foreign currency translation which was offset by $33 million in primarily increased volume.

The Company’s Brake South America segment and Commercial Distribution South America products experienced a $39 million decrease in net sales. The net decline in sales was due to $35 million of unfavorable currency translation and $7 million of lower sales in Argentina as a result of a closure of a brake manufacturing facility in 2008. These lower sales were offset by higher sales at the Company’s Brazilian distribution operations which continued to grow market share even in unfavorable market conditions.

Gross profit for 2009 was essentially flat at $368 million as compared to $369 million for the same period in 2008. Gross profit margin improved from 19 percent to 20 percent over the same time periods. The improvement in gross margin was a result of ongoing savings realized from the Company’s comprehensive restructuring program which was initiated in 2005.

Selling, general and administrative expenses for fiscal year 2009 were $267 million compared with $276 million in 2008. The year-over-year reduction was largely a result of a reduction in restructuring costs of $16 million partially offset by a $3 million management fee paid to Cypress for services related to the Company’s debt refinancing and other advisory services.

Income from continuing operations before income tax provision, equity in income and noncontrolling interest was $45 million for the year ended December 31, 2009, an $11 million, or 32 percent, increase as compared to the same period in 2008. Net loss attributable to the Company was $44 million for 2009 compared to a net loss of $3 million for the same period in 2008. The $41 million year-over-year reduction in net income was primarily due to a loss from discontinued operations of $61 million in 2009, resulting from the sale of the Commercial Distribution Europe segment, compared to a loss from discontinued operations of $19 million in 2008. Of the $61 million loss incurred by the Commercial Distribution Europe segment, $10 million related to operational losses and $51 million related to an impairment of assets net of taxes.

(Dollars in Millions)	Consolidated Year Ended December 31, 2008	Consolidated Year Ended December 31, 2009	Dollar Change	Percent Change
Net sales	$1,915	$1,797	$(118)	–6%
Cost of sales(1)	(1,546)	(1,429)	117	–8%

Gross profit	369	368	(1)	—%
Gross margin	19%	20%
Selling, general and administrative expenses(2)	(276)	(267)	9	–3%
Selling, general and administrative expenses as a percent of sales	14%	15%

Operating profit (loss)
On and Off-highway segment	141	153	12	9%
Brake South America segment	(11)	(3)	8	73%
Corporate and other	(37)	(49)	(12)	–32%

Operating profit	93	101	8	9%
Operating margin	5%	6%
Gain on extinguishment of debt	—	8	8	NM
Other income (loss), net	(3)	5	8	267%
Interest expense	(56)	(69)	(13)	23%

Income from continuing operations before income tax provision, equity in income and noncontrolling interest	34	45	11	32%
Income tax provision	(18)	(22)	4	22%
Equity in income, net of tax	—	1	1	NM

Net income from continuing operations, net of tax	16	24	8	50%
Loss from discontinued operations, net of taxes(3)	(19)	(61)	(42)	NM

Net income (loss)	(3)	(37)	(34)	NM
Less: Net income attributable to noncontrolling interest, net of tax	—	(7)	(7)	NM

Net income (loss) attributable to the Company	$(3)	$(44)	$(41)	NM

NM (Not Meaningful)

Total debt outstanding as of December 31, 2009 was $601 million, compared with $622 million at year end December 31, 2008. On August 13, 2009, the Company refinanced its former term loan facility, revolving credit facility and accounts receivable facility. The refinancing consists of an Asset Backed Loan (ABL) Revolver and Senior Secured Notes. The year-over-year change in indebtedness is outlined in the table below. At December 31, 2009 the Company had $65 million of cash and cash equivalents. No financial maintenance covenants exist under the Company’s refinanced capital structure and the Company remained in compliance with all debt covenants at December 31, 2009.

	At December 31,
(Dollars in Millions)	2008	2009
Term loan, due November 2011	$297	$—
9% Senior subordinated notes, due November 2014	300	267
10.75% Senior secured notes, due August 2016	—	222
ABL revolver, due August 2013	—	90
Haimeng debt with rates of 1.6% to 5.4%	25	22

	622	601
Less: Current portion	(14)	(12)

	$608	$589

Terry McCormack, Affinia Group’s President and Chief Executive Officer stated, “Although the global economic climate was difficult in 2009, we are proud of the fact that the Company maintained compliance with all of its debt covenants. We continued to be positioned competitively with respect to our cost structure as evidenced by our steady improvements in gross and operating margins. Our cost competitiveness is a direct result of our multi-year comprehensive restructuring program. As this restructuring program nears completion, we are now turning our focus to profitably increasing our revenues through new markets, channels and customers.”

Fourth Quarter

For the fourth quarter 2009, net sales were $455 million, a 10 percent increase as compared to $413 million for the fourth quarter of 2008. The $42 million increase was due to an increase in sales in the Filtration and Commercial Distribution South America groups.

Gross profit for the fourth quarter 2009 increased by 23% to $101 million, compared with $82 million for the same period in 2008. Gross margin improved to 22 percent in the fourth quarter of 2009 compared to 20 percent in 2008. The improvement in gross profit was attributable to the ongoing cost benefits realized from the Company’s comprehensive restructuring program and to an improvement in sales.

Selling, general and administrative expenses for the fourth quarter of 2009 were $70 million, or 15 percent of sales, as compared to $56 million, or 14 percent of sales, for the same period in 2008.

Income from continuing operations before tax provision, equity in income and noncontrolling interest increased by 129% to $16 million for the fourth quarter of 2009, compared to $7 million for the fourth quarter of 2008. Net loss attributable to the Company for the fourth quarter of 2009 was $54 million, compared to net income attributable to the Company of $2 million for the fourth quarter of 2008. The $52 million year-over-year reduction in net income was due entirely to a loss from discontinued operations resulting mainly from an impairment related to the Commercial Distribution Europe segment.

Conference Call

Affinia Group will hold a conference call and webcast to discuss its results on Monday, March 15, 2010 at 11:00 a.m. Eastern Time.

To participate in the webcast, visit Affinia’s web site, www.affiniagroup.com, and click on the webcast link. To participate in the conference call, dial 1-866-551-3680 within the United States and Canada or 1-212-401-6760 for international callers and reference conference ID 5728182#. A replay of the call will be available shortly after the live conference ends.

Prior to the conference call, Affinia’s full-text financial results and a copy of the slide presentation will be available for downloading from Affinia’s web site: www.affiniagroup.com.

Affinia Group Inc. is an innovative global leader in the design, manufacture, distribution and marketing of industrial grade products and services, including extensive offerings of aftermarket parts for automotive and heavy-duty vehicles. With approximately $1.8 billion in annual revenue, Affinia has operations in North and South America, Europe, Asia and India. For more information, visit www.affiniagroup.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this news release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there is no assurance that these expectations, beliefs and projections will be achieved.

With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this report. Such risks, uncertainties and other important factors include, among others: the impact of the recent turmoil in the financial markets on the availability and cost of credit; financial viability of key customers and key suppliers; our substantial leverage; limitations on flexibility in operating our business contained in our debt agreements; pricing and import pressures; the shift in demand from premium to economy products; our dependence on our largest customers; changing distribution channels; increasing costs for manufactured components, raw materials, crude oil and energy; our ability to achieve cost savings from our restructuring; increased costs in imported products from low cost sources; the consolidation of distributors; risks associated with our non-U.S. operations; product liability and customer warranty and recall claims; changes to environmental and automotive safety regulations; risk of impairment to intangibles and goodwill; non-performance by, or insolvency of, our suppliers or our customers; work stoppages or similar difficulties that could significantly disrupt our operations, and other labor disputes; challenges to our intellectual property portfolio; changes in accounting standards that impact our financial statements; difficulties in developing, maintaining or upgrading information technology systems; the adequacy of our capital resources for future acquisitions; our ability to successfully combine our operations with any businesses we have acquired or may acquire; effective tax rates and timing and amounts of tax payments; and our exposure to a recession. Additionally, there may be other factors that could cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements apply only as of the date of this news release and the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after such date.

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